UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2012 (July 9, 2012)

SAVIENT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tower Center East Brunswick, NJ	08816
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 418-9300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 12, 2012, Savient Pharmaceuticals, Inc. (the “Company”) committed to a plan of reorganization pursuant to which it intends to reduce annual operating expenses by approximately $56.0 million by 2013, when compared to its actual annualized first quarter 2012 operating expenses, by reducing non-workforce related operating expenses across all functional areas by approximately $42.4 million and by reducing its salary, bonus and benefit related operating costs by approximately $13.6 million. The Company is taking these actions in order to reduce costs and better align its operations and budget with improved operational efficiencies while ensuring continued focus on the commercialization of KRYSTEXXA and the advancement of its clinical expansion programs.

The reduction in workforce by 60 positions, or approximately 35%, including vacancies, is projected to result in a reduction in salary, bonus and benefit related operating costs of approximately $5.1 million for the year ending December 31, 2012, or approximately $2.6 million net of the $2.5 million in termination severance-related expenses, and approximately $13.6 million for the year ending December 31, 2013. The Company began notifying affected employees on July 9, 2012 and expects departures to be completed by September 10, 2012. The reduction in workforce affects all functional areas of the Company.

In connection with this plan of reorganization, the Company expects to pay approximately $2.0 million in severance-related expenses during 2012 and $0.5 million during 2013, and approximately $1.1 million in retention payments to certain key employees during 2012, and $1.1 million during 2013.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements relate to the Company’s workforce reduction plan and the Company’s ability to reduce costs and streamline operations. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the Company’s ability to successfully implement its workforce reduction plan and reduce expenses; the impact of the workforce reduction on the Company’s business, including a potential adverse effect on revenues and the Company’s commercialization activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce; and certain other factors that may affect future operating results, which are detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the Securities and Exchange Commission and other reports filed with the SEC. In addition, the statements in this Current Report on Form 8-K represent the Company’s expectations and beliefs as of the date of this report. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer and Director

On July 9, 2012, the Company announced that, effective July 9, 2012, its board of directors (the “Board”) has named Louis Ferrari as President and Chief Executive Officer of the Company and will be electing Mr. Ferrari to serve as a member of the Board.

Mr. Ferrari, age 59, joined the Company in February 2011 as Senior Vice President, North America Commercial, and was promoted to the position of Executive Vice President, President North America Commercial Operations in February 2012. Mr. Ferrari previously served as Vice President of Oncology and Nephrology, Sales and Marketing at Centocor Ortho Biotech. Prior to that he served as Vice President of Clinical Affairs and Executive Director of Clinical Affairs at Centocor Ortho Biotech. Mr. Ferrari has also held positions at Ferrari and Ferrari, Oxford GlycoSciences, Ortho-McNeil Pharmaceutical and Lilly. Mr. Ferrari earned his Bachelor of Science in Pharmacy from the Brooklyn College of Pharmacy and a Masters of Business Administration from Adelphi University.

In connection with his joining the Company, Mr. Ferrari and the Company entered into an amended and restated employment agreement (the “Agreement”), which has an initial term of two years and automatically renews for one additional year at such time and on each anniversary thereafter, unless earlier terminated by the Company or Mr. Ferrari. Under the Agreement, Mr. Ferrari is entitled to receive the following:

•	an annual base salary in an amount established from time to time by the Board, but at no time less than an annualized rate of $500,000 per year;
•

participation in the Company’s short-term incentive bonus program. The percentage of Mr. Ferrari’s base salary targeted as annual short-term incentive compensation will be 65% (the “Targeted Annual Bonus Award”), to be pro-rated based on the length of his service as President and Chief Executive Officer in 2012;

•	participation in the Company’s long-term incentive bonus program;
•	participation in any of the Company’s qualified defined benefit and defined contribution retirement plans; and
•	such other benefits and perquisites as the Board or the Committee may determine from time to time to provide.

In addition, pursuant to the Agreement, the Company granted to Mr. Ferrari on July 9, 2012:

•

a stock option to purchase 150,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the July 9, 2012 date of grant, a ten year term, and that will vest and become exercisable as follows: 75,000 shares on July 9, 2013 and 75,000 shares on July 9, 2014;

•

a stock option to purchase 150,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the July 9, 2012 date of grant, a ten year term, and that will vest and become exercisable upon the satisfaction of specified market performance conditions;

•	a contingent cash award of $1.3 million that will vest and become payable for up to 200% upon the satisfaction of specified market performance conditions.

The market performance criteria established by the Board with respect to Mr. Ferrari’s performance-based stock option and contingent cash award are based on the Company’s historical operating results and growth rates as well as the Company’s projected future results, and are designed to require significant effort and operational success on the part of Mr. Ferrari and the Company.

The Agreement provides that if Mr. Ferrari’s employment with the Company is terminated by the Company without cause or by Mr. Ferrari with good reason prior to the date of announcement of a transaction that leads to a change of control of the Company, Mr. Ferrari will be entitled to receive, along with certain other payments set forth in the Agreement, (i) one and a half times Mr. Ferrari’s annual base salary established for the fiscal year in which the termination occurs, (ii) one and a half times the Targeted Annual Bonus Award established for the fiscal year in which the termination occurs, and (iii) a continuation of the welfare benefits of heath care, life and accidental death and dismemberment and disability insurance coverage for two years; provided that, if Mr. Ferrari terminates his employment for Good Reason prior to July 9, 2013, he will be entitled to receive the payments described in (i) and (ii) above at a rate of one times his annual base salary and Targeted Annual Bonus Award. In addition, any time-based equity awards granted to Mr. Ferrari prior to July 9, 2012 will become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject will immediately lapse. Any time-based equity awards granted to Mr. Ferrari on or after July 9, 2012 which would have vested within 12 months of Mr. Ferrari’s termination without cause or for good reason will become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject will immediately lapse.

If, on or after the date of the announcement of a transaction that leads to a change of control of the Company and up to 12 months following the date of such change of control, Mr. Ferrari’s employment with the Company is terminated by the Company other than for cause, death or “disability” (as such term in defined in the Agreement) or by Mr. Ferrari for good reason, Mr. Ferrari will be entitled to receive, in lieu of all other benefits provided under the Agreement and along with certain other payments set forth in the Agreement, (i) two times Mr. Ferrari’s annual base salary established for the fiscal year in which the effective date of termination occurs, (ii) two times the Targeted Annual Bonus Award established for the fiscal year in which the effective date of termination occurs, and (iii) a continuation of the welfare benefits of heath care, life and accidental death and dismemberment and disability insurance coverage for two-and-one-half years. Further, in the event of a change of control of the Company during the term of the Agreement, all of Mr. Ferrari’s outstanding equity awards will become fully vested and exercisable and all restrictions on such awards shall immediately lapse.

In the event of a termination due to death or disability during the term of the Agreement, Mr. Ferrari will be entitled to receive (i) his base salary through the effective date of termination and (ii) his unpaid Targeted Annual Bonus Award, established for the fiscal year in which such termination is effective, pro rated to the effective date of termination.

The Agreement contains non-competition and non-solicitation provisions that will restrict Mr. Ferrari from soliciting any employee of the Company for a period of 12 months following his termination of employment for any reason and from engaging in activities competitive with the business of the Company or soliciting any customer or client of the Company for a period of six months following his termination of employment for any reason.

The foregoing summary of certain terms of the Agreement is qualified in its entirety by the text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K. The full text of the press release issued in connection with the appointment of Mr. Ferrari is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Departure of Senior Most Executive Officer

Mr. Ferrari succeeds David Y. Norton, the Company’s Chief Executive Officer on an interim basis, and most senior executive, effective July 9, 2012. Mr. Norton will continue to serve as a member of the Company’s Board of Directors.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2012	SAVIENT PHARMACEUTICALS, INC.

	By:	/s/ Philip K. Yachmetz
Philip K. Yachmetz
SVP & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1++	Amended and Restated Employment Agreement, effective as of July 9, 2012, by and between the Company and Louis Ferrari

99.1	Press Release issued by the Company, dated July 9, 2012

++	Confidential treatment has been requested for portions of the document, which portions are omitted and filed separately with the Commission.